EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Williams Partners L.P. for the registration of common units representing limited partner interests and debt securities and to the incorporation by reference therein of our report dated February 23, 2009, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in the Annual Report (Form 10-K) of Williams Partners L.P. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
October 28, 2009